Exhibit 99.1

Tenet Completes Sale of Atlanta-area Hospitals

and Related Operations to WellStar

DALLAS – April 1, 2016 – Tenet Healthcare Corporation (NYSE:THC) has completed the sale of its five Atlanta-area hospitals and related operations to WellStar Health System in exchange for $575 million in cash, with an effective date of March 31, 2016. As part of the transaction, Tenet will retain certain net working capital accounts and WellStar will assume certain capital leases related to the operation of the acquired facilities.

Tenet and WellStar previously announced the planned transaction on December 1, 2015, which includes Atlanta Medical Center and its South Campus, North Fulton Hospital, Spalding Regional Hospital, Sylvan Grove Hospital and 26 physician clinics.

About Tenet Healthcare

Tenet Healthcare Corporation is a diversified healthcare services company with 130,000 employees united around a common mission: to help people live happier, healthier lives. Through its subsidiaries, partnerships and joint ventures, including United Surgical Partners International, the company operates 79 general acute care hospitals, 20 short-stay surgical hospitals and over 470 outpatient centers in the United States, as well as nine facilities in the United Kingdom. Tenet’s Conifer Health Solutions subsidiary provides technology-enabled performance improvement and health management solutions to hospitals, health systems, integrated delivery networks, physician groups, self-insured organizations and health plans. For more information, please visit www.tenethealth.com.

The terms “THC”, “Tenet Healthcare Corporation”, “the company”, “we”, “us” or “our” refer to Tenet Healthcare Corporation or one or more of its subsidiaries or affiliates as applicable.

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Tenet Corporate Communications Charles Nicolas 469-893-2640 mediarelations@tenethealth.com	Tenet Investor Relations Brendan Strong 469-893-6992 investorrelations@tenethealth.com